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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. 1)

                             MDI Entertainment, Inc.
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                                (Name of Issuer)

                         Common Stock, $0.001 par value
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                         (Title of Class of Securities)

                                    552685109
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                                 (CUSIP Number)

                             David A. Broadwin, Esq.
                             Foley, Hoag & Eliot LLP
                             One Post Office Square
                                Boston, MA 02109
                                 (617) 832-1000
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       (Name, Address and Telephone Number of Person Authorized to Receive
                          Notices and Communications)

                                   MAY 1, 2002
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             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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                                  SCHEDULE 13D

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CUSIP NO. 552685109                                            PAGE 2 OF 5 PAGES
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 1       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         International Capital Partners LLC
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 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)   [ ]
                                                                     (b)   [ ]
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 3       SEC USE ONLY

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 4       SOURCE OF FUNDS
         OO (Investment Funds)

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 5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                              [ ]

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 6       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
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                    7      SOLE VOTING POWER

   NUMBER                  1,022,019
 OF SHARES          ------------------------------------------------------------
BENEFICIALLY        8      SHARED VOTING POWER
 OWNED BY
   EACH                    0
 REPORTING          ------------------------------------------------------------
  PERSON            9      SOLE DISPOSITIVE POWER
   WITH
                           1,022,019
                    ------------------------------------------------------------
                    10     SHARED DISPOSITIVE POWER

                           0
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11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,022,019
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12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                    [ ]

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13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         8.70%

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14       TYPE OF REPORTING PERSON*
         OO

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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


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CUSIP NO.  552685109                                           PAGE 3 OF 5 PAGES
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         This Amendment No. 1 to Schedule 13D relates to the common stock,
$0.001 par value (the "Common Stock"), of MDI Entertainment, Inc., a Delaware corporation (the "Company"), and is filed by International Capital Partners LLC, a limited liability company organized under the laws of Delaware ("ICP"), to amend the Schedule 13D originally filed by ICP and Mr. Jean Luc Dormoy with the Securities and Exchange Commission on September 29, 1999. Mr. Dormoy is no longer a controlling person of ICP and accordingly no longer has voting and dispositive power with respect to any shares of Common Stock of the Company held by ICP.

ITEM 2.  IDENTITY AND BACKGROUND

         Item 2 is hereby amended and restated in its entirety to read as follows:

         The person filing this statement is International Capital Partners, LLC, a limited liability company organized under the laws of Delaware ("ICP"), the beneficial owner of 1,022,019 shares of Common Stock of the Company. The address of ICP's principal executive offices is Koin Tower, Suite 920, 222 Southwest Columbia Street, Portland, Oregon 97201.

         During the past five years, neither ICP nor any of ICP's members has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). During the past five years, neither ICP nor any of ICP's members has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction, the result of which has made it once or now subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITEM 3.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         Item 3 is hereby amended and restated in its entirety to read as follows:

         The source of funds for the purchase of the 2,027 shares of Series A Preferred Stock of the Company pursuant to the Stock Purchase Agreement described in the first paragraph of Item 4 herein was the personal funds of Mr. Jean Luc Dormoy, a former controlling person of ICP. These shares were subsequently converted into Common Stock of the Company.

         The proposed source of funds for the possible acquisition of additional shares of Common Stock of the Company described in the second paragraph of Item 4 herein is investment funds under the direction and control of ICP.

ITEM 4.   PURPOSE OF TRANSACTION

         Item 4 is hereby amended and restated in its entirety to read as follows:

         ICP originally purchased 2,027 shares of Series A Preferred Stock of the Company pursuant to a Stock Purchase Agreement entered into by and between ICP and the Company dated August 4, 1999. As a result of the conversion of such Series A Preferred Stock and certain dispositions of Common Stock, ICP now owns 1,022,019 shares of Common Stock of the Company.

         As set forth in an exploratory letter from ICP to the Company sent to the Company on April 17, 2002 and in a letter from ICP to the Company sent to the Company on May 1, 2002, copies of which are attached hereto as Exhibit 3 and
Exhibit 4, respectively, and incorporated herein by reference (the "ICP Letters"), ICP has indicated to the Company that it is interested in entering into a potential transaction in which ICP would acquire 50% of the outstanding shares of Common Stock of the Company which are not already owned by ICP for $3.30 per share in cash. If ICP elects to proceed to acquire additional shares of Common Stock of the Company, it could do so through a general offer to shareholders of the Company or through other forms of transaction. While various options are being considered, ICP


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CUSIP NO. 552685109                                            PAGE 4 OF 5 PAGES
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has not made a definitive decision with respect to which way to proceed or whether to proceed at all. Any such transaction would be subject to certain conditions including the conditions described in the ICP Letters. None of the ICP Letters or this Schedule 13D constitutes an offer or an invitation to purchase any securities.

ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER

         Item 5 is hereby amended and restated in its entirety to read as follows:

         ICP beneficially owns 1,022,019 shares of Common Stock of the Company. Based on the Company's Annual Report on Form 10-KSB for the year ended December 31, 2001, as amended, there are 11,751,452 shares of Common Stock of the Company issued and outstanding as of March 4, 2002. The 1,022,019 shares of Common Stock therefore would account for approximately 8.70% of the Common Stock of the Company as of March 4, 2002. ICP has sole voting and dispositive power with respect to such shares.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         Item 6 is hereby amended and restated in its entirety to read as follows:

         On August 4, 1999, ICP entered into a Stock Purchase Agreement and a Registration Rights Agreement with the Company, pursuant to which ICP acquired 2,027 shares of Series A Preferred Stock of the Company. The Stock Purchase Agreement and Registration Rights Agreement are filed as Exhibit 1 and Exhibit 2, respectively, and are incorporated herein by reference. The 2,027 shares of Series A Preferred Stock were convertible into 2,027,000 shares of the Common Stock of the Company, subject to adjustments for stock splits, stock combination, stock dividends and recapitalization and the like and certain other events. The shares of Series A Preferred Stock and the underlying Common Stock were not registered under the Securities Act of 1933, as amended, but ICP was granted certain rights pursuant to the Registration Rights Agreement to cause the Company to register shares of the Common Stock into which the shares of the Series A Preferred Stock are convertible. The shares of Series A Preferred Stock have been converted into Common Stock of the Company.

ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS

         Item 7 is hereby amended to add Exhibits 3 and 4 as follows:

EXHIBIT 3. Letter dated April 17, 2002 from International Capital Partners to MDI Entertainment, Inc., sent to MDI Entertainment, Inc. on April 17, 2002.

EXHIBIT 4. Letter dated April 30, 2002 from International Capital Partners LLC to MDI Entertainment, Inc., sent to MDI Entertainment, Inc. on May 1, 2002.



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CUSIP NO. 552685109                                            PAGE 5 OF 5 PAGES
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

                                                        May 7, 2002
                                             -----------------------------------
                                                           (Date)


                                             INTERNATIONAL CAPITAL PARTNERS LLC


                                             By: /s/ Mack Obioha
                                                --------------------------------
                                                          Mack Obioha
                                                        Managing Partner




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                                                                       EXHIBIT 3

               [LETTERHEAD OF INTERNATIONAL CAPITAL PARTNERS LLC]
                                 April 17, 2002



Mr. Steve Saferin
President and CEO
MDI Entertainment, Inc.
201 Ann Street
Hartford, CT 06103

Dear Mr. Saferin:

        As you are aware, International Capital Partners LLC ("ICP") owns approximately 1,200,000 shares of the common stock of MDI Entertainment, Inc. (the "Company"). ICP recognizes that, on February 26, 2002, the Company announced that it had entered into a letter of intent to be acquired by Scientific Games Corporation ("Scientific") for a price of $2.10 per share payable in Scientific common stock. This price is below the closing prices for each trading day in February prior to the announcement of the letter of intent. Furthermore, on February 25th the Company announced record earnings of $.28 per share for the year ended December 31, 2001. ICP believes that the price offered by Scientific does not reflect the fair value of the Company's shares or its future potential.

        ICP is considering a transaction in which it would acquire an additional 45% (forty-five percent) of the Company's outstanding shares for $3.10 per share in cash. This transaction would provide liquidity for approximately half of the Company's stock at a much higher price than that offered by Scientific and will permit the Company's stockholders to continue to participate in the future of the Company. I believe that this transaction would be in the best interests of the Company and its stockholders. ICP has obtained financing sufficient to acquire all of the shares it is proposing to acquire. Furthermore, ICP would consider a higher price and/or acquiring more shares if, after completion of a diligence review, either appears justified.

         I believe that the continued involvement of senior management and the directors of the Company is important to the future success of the Company. I would like to work with you to develop mutually satisfactory arrangements for the existing management of the Company.

         I am certain that I hardly need remind you that in considering ICP's proposal, the Board of Directors of the Company must consider the best interests of the all the stockholders of the Company. ICP's offer is at a substantially higher price than that offered by Scientific. Accordingly, ICP expects that neither the Company nor its management will take any action, with respect to the Scientific transaction or otherwise, which will inhibit ICP's ability to proceed. In view of the impact that this proposal could have on the Company's stock and our respective obligations under the Federal securities laws, I am sure we will want to make prompt public disclosure of this proposal.

        I hope you and your board will be enthusiastic about this proposal. I am prepared to make myself and our counsel available to meet with you by telephone or to meet with you in person to discuss this proposal further and answer any questions you or the directors of the Company may have. I can be reached in my office at (503)517-8603/(503)222-1020 (direct) or on my cell phone at 503-784-1020. ICP has retained Dave Broadwin of Foley, Hoag & Eliot LLP to represent it in this matter. He can be reached in his office at 617-832-1259 or on his cell phone at 508-561-9003.


Very truly yours,

INTERNATIONAL CAPITAL PARTNERS LLC


By: /s/ Mack Obioha
------------------------------------
Name:    Mack Obioha
Title:   Managing Director

Cc:      Mr. Ken Przysiecki
         Mr. David Fineman
         Mr. Todd Leavitt
         Mr. Robert Wussler
         Mr. William Malloy
         Kenneth Koch, Esq.
         Dave Broadwin, Esq.


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                                                                       EXHIBIT 4

                 [LETTERHEAD OF INTERNATIONAL CAPITAL PARTNERS LLC]


April 30, 2002

Mr. Steve Saferin
President and CEO
MDI Entertainment, Inc.
201 Ann Street
Hartford, CT 06103

Dear Mr. Saferin:

        This letter is intended as a follow-up on our discussion. With respect to the proposed acquisition of MDI Entertainment, Inc. (the "Company") by Scientific Games Corporation ("Scientific"), I continue to believe that the acquisition price offered by Scientific for the Company of $2.10 per share payable in Scientific common stock is inadequate and does not reflect the fair value of the Company's shares or its future potential.

        Upon further reflection and analysis, and based on our discussions in which you expressed your awareness of your fiduciary obligation, and therefore a willingness to pursue a transaction with International Capital Partners LLC ("ICP"), ICP would like to propose the following terms for a transaction
(an "ICP Transaction").

        Subject to further discussion, completion of additional due diligence, and mutually acceptable documentation ICP would consider a transaction in which it would acquire approximately 50% of the Company's outstanding shares not owned by ICP for $3.30 per share in cash. In connection with this potential acquisition of additional shares of Company stock by ICP, ICP would also consider extending to the Company a line of credit for working capital and add-on acquisition purposes. ICP has sufficient resources from internal and external sources to consummate this transaction. An ICP Transaction would be conditioned upon, among other things, termination of the Company's letter of intent with Scientific and the execution of an exclusive agreement with ICP, which would include an appropriate break-up fee.

         I believe that an ICP Transaction would be in the best interests of the Company and its stockholders. I understand that you may sign a definitive agreement with Scientific on May 2, 2002. If you are interested in pursuing an ICP Transaction, please notify me on or before May 2. If you decide to pursue a transaction with ICP, ICP would make appropriate public disclosures reflecting its intent to acquire additional shares of the Company. If you choose not to pursue an ICP Transaction, ICP must consider its plans with respect to the Company.




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         I will make myself available to meet with you by telephone or in person to discuss this proposal further and answer any questions you or the directors of the Company may have. I can be reached in my office at 503-220-1020 or on my cell phone at 503-784-1020.


Very truly yours,

INTERNATIONAL CAPITAL PARTNERS LLC

        /s/ Mack Obioha
-----------------------------------

         Mack Obioha
         Managing Partner

Cc:      Mr. Ken Przysiecki
         Mr. David Fineman
         Mr. Todd Leavitt
         Mr. Robert Wussler
         Mr. William Malloy
         Kenneth Koch, Esq.
         Dave Broadwin, Esq.


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